EXHIBIT 10.1

FIRST AMENDMENT
TO
AMENDED AND RESTATED OPERATING AGREEMENT
OF
MAGNETATION LLC

This First Amendment to Amended and Restated Operating Agreement (the “Amendment”) is made effective as of April 30, 2013, by and among Magnetation LLC, a Delaware limited liability company (the “Company”), Magnetation, Inc., a Minnesota corporation (“Magnetation”), and AK Iron Resources, LLC, a Delaware limited liability company (“AKS”). This Amendment amends the Amended and Restated Operating Agreement of the Company dated as of October 4, 2011 (the “Existing Operating Agreement”).

RECITALS

WHEREAS, Magnetation and AK Steel have agreed that in light of the additional liquidity that would be provided to Magnetation in the event of a future significant debt offering, the Company should not need AK Steel's Phase II Capital Contributions in the same time frame as the parties contemplated when the parties entered in the Existing Operating Agreement in October 2011; and,

WHEREAS, at the time the parties entered into the Existing Operating Agreement, the parties had contemplated constructing and operating two smaller iron ore additional concentrate plants, which are referred to as “Plant 4” and “Plant 5” in the Existing Operating Agreement; and,

WHEREAS, rather than constructing and operating “Plants 4 and 5” in the form contemplated when the parties entered in the Existing Operating Agreement, the parties now intend to construct and operate an additional large iron ore concentrate plant, which the parties currently refer to as “Plant 4,” which will be designed and constructed with the intent to have at least the same aggregate annual capacity as the combined capacity “Plants 4 and 5” that were contemplated at the time the parties entered into the Existing Operating Agreement.

AMENDMENT

In mutual consideration of the promises contained in this Amendment, and subject to the terms and conditions of this Amendment, the Company and the Members agree to amend the Existing Operating Agreement as follows:

(1)	Phase II Conditions Met; Changes to Timing of AKS Phase II Portion Capital Contributions. Section 2.1(d) of the Existing Operating Agreement is hereby amended in its entirety as set forth below:

“(d)    The Parties acknowledge and agree that the Phase II Conditions were met as of April 16, 2013, and as a result, the Phase II Conditions are no longer a condition to the obligation of AKS to make the Phase II Portion Capital Contributions. The Parties agree as follows as to the timing of the Phase II Portion Capital Contributions:
(1)    Prior to the first date after April 16, 2013 on which the Company and its Subsidiaries have raised at least $200,000,000 of gross proceeds from the issuance of indebtedness (determined without taking into account any proceeds raised from the issuance of indebtedness by the Company and its Subsidiaries prior to such date):
(A)    Other than as provided in Section 2.1(d)(1)(B) below, the obligation of AKS to make the Phase II Portion Capital Contribution is subject to its receipt of one or more written requests from the Board of Managers for all or a portion of the Phase II Portion as specified in such written requests. Each such request of the Board of Managers (i) must be accompanied by a certificate executed on behalf of the Board of Managers to the effect that the Company has a present need for the cash funds specified in the request to meet its capital and operating expenses as they will become due and payable and (ii) may not direct AKS to make the specified

Capital Contribution prior to the date that is the tenth (10th) day following the date of AKS' receipt of such request.
(B)    Notwithstanding that AKS may not have received written requests pursuant to Section 2.1(d)(1)(A) above for the following amounts by the following times, AKS shall make the following Phase II Portion Capital Contributions no later than the corresponding dates indicated below:

Amount	Date of Capital Contribution
$50 million	Six (6) months after April 16, 2013
$50 million	Twelve (12) months after April 16, 2013
$50 million	Twenty Four (24) months after April 16, 2013
(C)     Phase II Portion Capital Contributions made by AKS pursuant to Section 2.1(d)(1)(A) above shall be credited against AKS' obligations pursuant to Section 2.1(d)(1)(B).
(2)From and after the first date after April 16, 2013 on which the Company and its Subsidiaries have raised at least $200,000,000 of gross proceeds from the issuance of indebtedness (determined without taking into account any proceeds raised from the issuance of indebtedness by the Company and its Subsidiaries prior to such date):

(A)    Pursuant to the terms set forth in this Section 2.1(d)(2), the obligation of AKS to make the Phase II Portion Capital Contribution is subject to its receipt of written requests from the Board of Managers for a portion of the Phase II Portion as specified in such written requests. Each such request of the Board of Managers (i) must be accompanied by a certificate executed on behalf of the Board of Managers and delivered to the effect that on a date during the then-current calendar month, the consolidated cash and cash equivalents of the Company and its wholly-owned subsidiaries (determined in accordance with GAAP and in a consistent manner from month-to-month but exclusive of any cash or cash equivalents that are not unrestricted and available for use by the Company or its wholly-owned subsidiaries without the consent of any third party) total less than Fifty Million Dollars ($50,000,000.00); (ii) may not request a Capital Contribution in excess of Thirty Five Million Dollars ($35,000,000.00) for such month (without limiting any requests for future months other than such Thirty Five Million Dollars ($35,000,000) per month limit for future months); and (iii) may not direct AKS to make the specified Capital Contribution prior to the date that is the fifth (5th) business day of the calendar month immediately succeeding the then-current calendar month.
(B)    Notwithstanding that AKS may not have received written requests pursuant to Section 2.1(d)(2)(A) above for Phase II Portion Capital Contributions in the total amount of the Phase II Portion, AKS shall make all Phase II Portion Capital Contributions no later than five (5) business days after receiving written notice from the Chief Executive Officer of the Company certifying the occurrence of the First Pellet Production (as defined below). “First Pellet Production” shall mean the first day that thermally indurated iron ore flux pellets of any quality are produced by the Pellet Plant.
(C)    Phase II Portion Capital Contributions made by AKS pursuant to Section 2.1(d)(2)(A) above shall be credited against AKS' obligation pursuant to Section 2.1(d)(2)(B). For purposes of clarification, regardless of the timing of the Phase II Capital Contributions pursuant to Sections 2.1(d)(2)(A) or 2.1(d)(2)(B), in no event shall AKS' Phase II Portion Capital Contributions exceed One Hundred Fifty Million Dollars ($150,000,000.00) in the aggregate.
(3)    Further, for the avoidance of doubt, payments made by AKS pursuant to Sections 2.1(d)(1) and 2.1(d)(2) shall in no event exceed One Hundred Fifty Million Dollars ($150,000,000.00) in the aggregate.”

2.	Plant 5. Section 1.3(c) of the Existing Operating Agreement is hereby amended to read as follows:

“(c)     identify, secure rights to, design, develop, construct, own and operate (1) at least one additional Plant that will be designed and constructed with the intent that it be capable of producing approximately 1.6 million dry metric tonnes of iron ore concentrate annually (“Plant 4”) and one (1) pellet plant (“Pellet Plant”) capable of producing approximately three million tons of iron ore flux pellets annually, or such other conversion plant as the Members may agree upon (collectively, “Phase II”), and (2) and possibly an additional Plant (“Plant 5”) after Phase II; and”

3.	All Other Terms Unchanged. Except expressly as set forth in this Amendment, all terms and conditions of the Existing Operating Agreement are unchanged and in full force and effect.

4.	Defined Terms. Capitalized terms used but not otherwise defined in this Amendment shall have the meaning assigned to them in the Existing Operating Agreement.

5.
Counterparts. This Amendment and any amendment hereto may be executed in multiple counterparts, each of which is an original and all of which constitute one agreement or amendment, as the case may be, notwithstanding that all of the Parties are not signatories to the original or the same counterpart, or that signature pages from different counterparts are combined, and the signature of any Party to any counterpart is a signature to and may be appended to any other counterpart. The exchange of a fully executed Amendment (in counterparts or otherwise) by facsimile transmission, by electronic mail in “portable document format” (“.pdf” form), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall be sufficient to bind the Parties to the terms and conditions of this Amendment.

6.
Entire Agreement. This Amendment, together with the Existing Operating Agreement (as expressly amended hereby), constitute the entire agreement between AKS and Magnetation and supersede any prior understanding and agreements, whether written or oral, between any of them with respect to the amendment of the Existing Operating Agreement. As of the date hereof, there are no agreements, arrangements or understandings, whether oral or written, between AKS and Magnetation relating to the amendment of the Existing Operating Agreement that are not set forth or expressly referred to herein.

7.
Non Assignment. Neither this Amendment nor any right or obligation hereunder shall be assigned by either party without the prior written consent of the other, which consent may be withheld by the non-assigning party in its sole discretion, and any purported transfer or assignment without the assigning party first obtaining such consent will be void.

8.
Binding Nature. Except as otherwise provided in this Amendment, this Amendment is binding upon and inures to the benefit of the parties and their respective successors, personal representatives, heirs, devisees, guardians and assigns.

9.
No Third-Party Beneficiaries. This Amendment is for the sole and exclusive benefit of the parties hereto and their respective successors and assigns. No other Person, unless express provision is made herein to the contrary, is to have any rights, interests or claims hereunder, or be entitled to any benefits under or on account of this Amendment as a third-party beneficiary or otherwise.

10.	Governing Law. This Amendment is governed by and is to be construed and enforced in accordance with the Laws of the State of Delaware without giving effect to its rules concerning conflicts of Laws.

(Signature Page Follows)

IN WITNESS WHEREOF, the undersigned have caused their respective duly authorized officers to execute this First Amendment to Amended and Restated Operating Agreement as of the date first above written.

MAGNETATION LLC                MAGNETATION, INC.

By: /s/ Matthew Lehtinen                By: /s/ Joe Broking
Its: President                    Its: Chief Financial Officer

AK IRON RESOURCES, LLC

By: /s/ John F. Kaloski
Its: Vice President